EXHIBIT H(1)

ADMINISTRATIVE AND ACCOUNTING SERVICES AGREEMENT

AGREEMENT made this 21st day of May, 2007 between Wisconsin Capital Funds, Inc., a Wisconsin corporation (the "Corporation"), and Wisconsin Capital Management, LLC, a Wisconsin limited liability company ("WisCap").

WITNESSETH

WHEREAS, the Corporation is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and is authorized to issue its shares of capital stock in one or more series, as designated from time to time by the Corporation's Board of Directors; and

WHEREAS, the Corporation desires to retain WisCap to provide administrative and accounting services to the Corporation and its mutual fund series and WisCap has agreed to render such services.

NOW THEREFORE, in consideration of the premises and mutual covenants herein-after set forth, the parties hereto agree as follows:

1.  Appointment. The Corporation hereby appoints WisCap to provide administrative services and act as accounting services agent to provide the services described herein regarding administration, accounting, bookkeeping, and pricing of shares (cumulatively the "Services") for the periods and on the terms herein set forth, for each mutual fund series identified on Attachment A to this Agreement, as modified from time to time by the mutual consent of the parties (each, a "Fund" and collectively, the "Funds"). WisCap accepts such appointment and agrees to render the Services for the compensation herein provided.

2.  Administrative and Accounting Services.

(a)  WisCap shall provide supervision and oversight of all aspects of the Funds' operations being preformed by other service providers to the Funds, such as the custodian, transfer agent, administrative agent, accounting agent, and distributor for the Funds ("Other Service Providers").

(b)  WisCap shall, on behalf of the Funds, provide information about the Funds to the Other Service Providers in order that the Other Service Providers may sufficiently and timely perform their respective services to the Funds.

(c)  WisCap shall assist the Other Service Providers with the preparation of:

(i)  the Corporation’s required tax returns;

(ii)  reports to shareholders of the Funds;

(iii)  the financial statements for the Funds; and

(iv)  periodic updates to each Fund's Prospectus and Statement of Additional Information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities.

(d)  WisCap shall provide to the Corporation one of its employees to serve as Chief Compliance Officer of the Corporation.

(e)  WisCap shall, to the extent not provided by Other Service Providers or pursuant to paragraph 2(b) below, provide the Funds with such other personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Funds.

(f)  WisCap shall maintain and keep current all of the accounts, books and other documents of each Fund in accordance with 1940 Act to the extent not maintained by the Fund's Other Service Providers.

(g)  WisCap shall maintain such staff and employ or retain such personnel and consult with such other persons as shall from time to time be reasonably necessary to perform the Services. WisCap shall provide such office space, facilities, equipment and other assets and resources as shall be reasonably necessary to perform the Services.

(h)  WisCap, in the performance of its duties hereunder, shall act in conformity with the Corporation's Articles of Incorporation and Bylaws, each Fund's Prospectus, Statement of Additional Information and Registration Statement, the codes, policies and procedures maintained by the Corporation and applicable to the Services, and the instructions and directions of the Board of Directors of the Corporation, and shall comply with and conform to the requirements of the 1940 Act and all other applicable federal and state laws, regulations and rulings.

(i)  WisCap shall render to the Board of Directors of the Corporation such periodic and special reports as the Board may reasonably request.

3.  Use of Affiliated Companies and Subcontractors. In connection with the Services, WisCap may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon approval of the Corporation's Board of Directors, make use of (i) its affiliated companies, if any, and their directors, officers, and employees and (ii) qualified subcontractors selected by WisCap, provided that WisCap shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by WisCap or such parties.

4.  Instructions, Opinions of Counsel, and Signatures. At any time WisCap may request instructions regarding the Corporation or the Funds from any duly authorized agent of the Corporation, and may consult with counsel for the Corporation or its own counsel, in respect of any matter arising in connection with this Agreement, and it shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such counsel. WisCap shall be protected in acting upon any such instruction, advice, or opinion and upon any other paper or document delivered by the Fund or such counsel believed by WisCap to be genuine and to have been signed by the proper person or persons, and shall not be held to have notice of any change of authority of any officer or agent of the Fund, unless such change was authorized by a duly authorized employee of WisCap or WisCap shall have received written notice thereof from the Fund.

5.  Expenses. During the term of this Agreement, WisCap will pay all costs incurred by it in connection with the performance of the Services except as otherwise expressly provided herein and other than the fees and expenses of third parties (such as legal counsel and auditors) and the out-of-pocket costs of the preparations, submissions, up-datings and filings referred to in paragraph 2(a)(iii).

6.  Compensation. As full compensation for WisCap providing the Services and assuming the expenses pursuant to this Agreement, WisCap will receive from each Fund at an annual rate equal to 0.15% of the Fund's average daily net assets. The fee will be computed daily for each Fund and shall be paid monthly in arrears.

7.  Duration and Termination. This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party on 60 days' written notice to the other party. Each party may also terminate this Agreement with respect to any one or more Funds on 60 days' written notice to the other party, without affecting the effectiveness hereof with respect to any other Funds.

8.  Nonexclusivity. The services of WisCap to the Funds hereunder are not to be deemed exclusive, and WisCap shall be free to render similar services to others.

9.  Standard of Care. Neither WisCap, nor any of its directors, officers, shareholders, agents or employees shall be liable to the Corporation, any Fund, or shareholders of either for any action taken or thing done by it, or its subcontractors or agents, on behalf of the Corporation or any Fund in carrying out the terms and provisions of this Agreement if done in good faith without gross negligence or misconduct on the part of WisCap, its sub-contractors, or agents. Nothing in this Agreement shall be construed to protect WisCap or its directors, officers, shareholders, agents or employees from liability to the Corporation, any Fund, or shareholders of either to which WisCap would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of WisCap's duties, or by reason of WisCap's reckless disregard of its obligations and duties under this Agreement.

10.  Assignment. Neither party may assign this Agreement or any interest here-under either voluntarily or involuntarily, by operation of law or otherwise, without the prior consent of the other party.

11.  Headings. The headings and captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

12.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.  Construction, Governing Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Wisconsin and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

14.  Complete Agreement. This Agreement expresses the complete agreement of the parties hereto with respect to the subject matter hereof and supercedes any prior agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

WISCONSIN CAPITAL FUNDS, INC.

By:	/s/ Thomas G. Plumb
Thomas G. Plumb, President & Chief Executive Officer

WISCONSIN CAPITAL MANAGEMENT, LLC.

By:	/s/ Thomas G. Plumb
Thomas G. Plumb, President

ATTACHMENT A
TO ADMINISTRATIVE AND ACCOUNTING SERVICES AGREEMENT
BETWEEN WISCONSIN CAPITAL FUNDS, INC.
AND
WISCONSIN CAPITAL MANAGEMENT, LLC.

This Agreement shall apply with respect to the following Funds:

1.	Plumb Balanced Fund.

2.	Plumb Equity Fund.